Exhibit 10.145

BLACKSTONE INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

BX EQUITY AWARD

DEFERRED UNIT AGREEMENT

Participant:	Date of Grant:

Number of Deferred Units:

1. Grant of Deferred Units. The Company hereby grants the number of deferred units (the “Deferred Units”) listed above to the Participant (the “Award”), effective as of the Date of Grant on the terms and conditions hereinafter set forth in this agreement, including any appendix, exhibit or addendum hereto (the “Award Agreement”). This grant is made pursuant to the terms of Blackstone Inc. Amended and Restated 2007 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each Deferred Unit represents the unfunded, unsecured right of the Participant to receive a Common Share on the delivery date(s) specified in Section 4 hereof.

2. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” shall mean the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by the Administrator: (i) any breach by the Participant of any provision of the Non-Competition, Non-Solicitation and Confidentiality Agreements to which the Participant is a party, (ii) any material breach of any rules or regulations of the Company or its Affiliates applicable to the Participant, (iii) Participant’s deliberate failure to perform his or her duties to the Company or its Affiliates, (iv) Participant’s committing to or engaging in any conduct or behavior that is or may be harmful to the Company or its Affiliates in a material way; (v) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or its Affiliates; or (vi) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that the Participant individually has violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) the Participant’s ability to function as an employee of the Company or its Affiliates, taking into account the employment required of the Participant and the nature of the Company’s or its Affiliates’ business or (B) the business of the Company or its Affiliates.

(b) “Common Share” shall mean a share of the Company’s Common Stock.

(c) “Competitive Activity” means the Participant’s engagement in any activity that would constitute a violation of any non-competition covenants to which the Participant is subject under the Participant’s Employment Agreement, determined without regard to the actual duration of such non-competition covenants pursuant to the Employment Agreement.

(d) “Employment Agreement” shall mean the Contracting Employee Agreement (including all schedules and exhibits thereto), entered into between the Blackstone Administrative Services Partnership L.P. (or any of its or the Company’s Affiliates) and the Participant or, if the Participant is or becomes a Senior Managing Director, the Senior Managing Director Agreement (including all schedules and exhibits thereto), entered into between the Blackstone Holdings I L.P. (or any of its or the Company’s Affiliates) and the Participant.

(e) “Holdback Delivery Date” shall mean the second anniversary with respect to each Vesting Date (each such date, a “Scheduled Release Date”); provided, however, that if the Participant terminates Employment prior to any such Scheduled Release Date, then the Holdback Delivery Date applicable to all remaining Retention Units shall be the second anniversary of the date of the Participant’s termination of Employment.

(f) “Involuntary Termination” shall mean the Company and its Affiliates have terminated the Employment of the Participant without Cause (and in the absence of the Participant’s Disability).

(g) “Non-Competition, Non Solicitation and Confidentiality Agreement” shall mean any agreement, and any attachments or schedules thereto, entered into by and between the Participant and the Company or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition, non-solicitation and/or confidentiality, in order to protect the business of the Company and its Affiliates.

(h) “Qualifying Event” shall mean, during the Participant’s Employment with the Company and its Affiliates, the Participant’s death, Disability, Retirement or Involuntary Termination.

(i) “Retirement” shall mean the retirement of the Participant from his or her Employment with the Company and its Affiliates after (i) the Participant’s age plus years of service with the Company and its Affiliates totals at least 65, (ii) the Participant has reached age 55, and (iii) the Participant has had a minimum of five years of service. Notwithstanding the forgoing, if the Participant retires from his or her Employment with the Company and its Affiliates after (x) the Participant’s age plus years of service with the Company and its Affiliates totals at least 70, (y) the Participant has reached age 60, and (z) the Participant has had a minimum of ten years of service, then such retirement shall also constitute an “Enhanced Retirement” for purposes of this Award Agreement.

(j) “Retention Percentage” shall mean 25% of the vested units until the corresponding Holdback Delivery Date for each Vesting Date.

(k) “Retention Units” shall mean, on any given date, the Deferred Units that have become Vested Deferred Units and which are retained by the Company (along with the underlying Common Shares) in accordance with Section 4 hereof.

(l) “Vested Deferred Units” shall mean those Deferred Units which have become vested pursuant to Section 3 or otherwise pursuant to the Plan.

(m) “Vesting Dates” shall mean each of the First Vesting Date, the Second Vesting Date, the Third Vesting Date, the Fourth Vesting Date, and the Fifth Vesting Date.

(n) “Vesting Reference Date” shall mean     .

3. Vesting.

(a) Vesting – General. Subject to the Participant’s continued Employment with the Company and its Affiliates, the Award shall vest on the applicable Vesting Dates as follows:

(i)     % of the Deferred Units granted hereunder shall vest on the first anniversary of the Vesting Reference Date (the “First Vesting Date”); an additional     % of the Deferred Units granted hereunder shall vest on the second anniversary of the Vesting Reference Date (the “Second Vesting Date”); an additional     % of the Deferred Units granted hereunder shall vest on the third anniversary of the Vesting Reference Date (the “Third Vesting Date”); an additional     % of the Deferred Units granted hereunder shall vest on the fourth anniversary of the Vesting Reference Date (the “Fourth Vesting Date”); and the remaining     % of the Deferred Units granted hereunder shall vest on the fifth anniversary of the Vesting Reference Date (the “Fifth Vesting Date”).

(b) Vesting – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the death or Disability of the Participant, 100% of the Deferred Units granted hereunder shall vest (to the extent not previously vested) upon the date of such event.

(ii) Involuntary Termination. Upon the occurrence of a Qualifying Event on account of the Involuntary Termination of the Participant, 100% of the then unvested Deferred Units shall remain eligible to vest upon each of the following scheduled Vesting Dates.

(iii) Standard Retirement. Upon the occurrence of a Qualifying Event on account of the Retirement of the Participant that does not constitute an Enhanced Retirement, (I) 50% of the then unvested Deferred Units shall remain eligible to vest upon each of the following scheduled Vesting Dates, and (II) all other unvested Deferred Units shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such unvested Deferred Units upon the date of such event; provided that if, following the Participant’s Retirement, the Participant breaches any applicable provision of the Non-Competition, Non-Solicitation and Confidentiality Agreement to which the Participant is a party or otherwise engages in any Competitive Activity, the Participant’s Deferred Units which remain undelivered as of the date of such violation or engagement in Competitive Activity, as determined by the Administrator in its sole discretion, will be forfeited without payment. As a pre-condition to a Participant’s right to continued vesting and delivery of the Deferred Units following Retirement, the Administrator may require the Participant to certify in writing prior to each scheduled Vesting Date that the Participant has not breached any applicable provisions of the Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement or otherwise engaged in any Competitive Activity.

(iv) Enhanced Retirement. Upon the occurrence of a Qualifying Event on account of the Enhanced Retirement of the Participant, 100% of the then unvested Deferred Units shall remain eligible to vest upon each of the following scheduled Vesting Dates; provided that if, following the Participant’s Enhanced Retirement, the Participant breaches any applicable provision of the Non-Competition, Non-Solicitation and Confidentiality Agreement to which the Participant is a party or otherwise engages in any Competitive Activity, the Participant’s Deferred Units which remain undelivered as of the date of such violation or engagement in Competitive Activity, as determined by the Administrator in its sole discretion, will be forfeited without payment. As a pre-condition to a Participant’s right to continued vesting and delivery of the Deferred Units following Enhanced Retirement, the Administrator may require the Participant to certify in writing prior to each scheduled Vesting Date that the Participant has not breached any applicable provisions of the Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement or otherwise engaged in any Competitive Activity.

(c) Vesting –Terminations. Except as otherwise set forth in Section 3(b), in the event the Participant’s Employment with the Company and its Affiliates is terminated for any reason, the portion of the Award that has not yet vested pursuant to Section 3(a) or 3(b) hereof (or otherwise pursuant to the Plan) shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination.

4. Delivery.

(a) Delivery – General. The Company shall, on each applicable Vesting Date set forth below, deliver to the Participant the Common Shares underlying the Deferred Units which vest and become Vested Deferred Units on such date; provided that on each such Vesting Date, the Company shall retain, as Retention Units (and withhold the corresponding underlying Common Shares with respect thereto) a number of Vested Deferred Units so that the aggregate number of Retention Units at such time (expressed as a percentage of the aggregate number of Deferred Units awarded to the Participant which have vested as of such date) is equal to the applicable Retention Percentage. The Common Shares underlying Retention Units will be delivered to the Participant as and when, and to the extent that, the number of Retention Units at any time exceeds the applicable Retention Percentage, as illustrated in the table below, with the Common Shares underlying any remaining Retention Units delivered to the Participant upon the corresponding Holdback Delivery Date.

	Annual Vesting	Cumulative Vesting	Retention Percentage	Annual Delivery Percentage
First Vesting Date
Second Vesting Date
Third Vesting Date
Fourth Vesting Date
Fifth Vesting Date

(b) Delivery – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the Participant’s death or Disability, the Company shall, within a reasonable time following the date of such event, deliver Common Shares to the Participant in respect of 100% of the Deferred Units which vest and become Vested Deferred Units on such Date and any then outstanding Retention Units (to the extent not previously delivered).

(ii) Involuntary Termination. Upon the occurrence of a Qualifying Event on account of the Participant’s Involuntary Termination, the Company shall, on each subsequent Vesting Date following the date of such event, deliver Common Shares to the Participant in respect of those Deferred Units which vest and become Vested Deferred Units as of each following Vesting Date by application of Section 3(b)(ii); provided that the Company will retain such Retention Units as are necessary to meet the Retention Percentage until such requirement lapses upon the corresponding Holdback Delivery Dates(s).

(iii) Retirement. Following the occurrence of a Qualifying Event on account of the Participant’s Retirement, the Company shall, on each subsequent Vesting Date, deliver Common Shares to the Participant in respect of those Deferred Units which vest and become Vested Deferred Units as of each following Vesting Date by application of Section 3(b)(iii) or Section 3(b)(iv), as applicable; provided that the Company will retain such Retention Units as are necessary to meet the Retention Percentage until such requirement lapses upon the corresponding Holdback Delivery Date(s).

(c) Delivery – Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Employment with the Company and its Affiliates is terminated for any reason, the Company shall (i) within a reasonable time of such termination, deliver Common Shares to the Participant in respect of the Vested Deferred Units as of such date that are not Retention Units (if any), and (ii) deliver Common Shares to the Participant in respect of the Retention Units in accordance with the delivery schedule set forth in Section 4(a), until the corresponding Holdback Delivery Date(s), at which point the remaining Retention Units shall be delivered to the Participant.

(d) Forfeiture – Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Employment by the Company or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Non-Competition, Non-Solicitation and Confidentiality Agreement, all outstanding Deferred Units (whether or not vested) and Retention Units shall immediately terminate and be forfeited without consideration and no further Common Shares with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, any Common Shares that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.

5. Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, (i) 100% of the Deferred Units granted hereunder which then remain outstanding shall vest (to the extent not previously vested) upon the date of such Change in Control, and (ii) the Company shall deliver Common Shares to the Participant at the same times as would otherwise be delivered pursuant to Section 4(a); provided, however, if such Change in Control (or any subsequent Change in Control) would constitute “a change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company (in each case within the meaning of Section 409A of the Code), the Company shall instead deliver Common Shares to the Participant in respect of 100% of the then outstanding Deferred Units and Retention Units (to the extent not previously delivered) on or within 10 days following such Change in Control.

6. Distributions. If on any date while vested or unvested Deferred Units are outstanding hereunder any cash distributions shall be paid on the Common Shares, the Participant shall be entitled to receive, as of such distribution date, a cash payment equal to the product of (a) the number of Deferred Units, if any, held by the Participant as of the related distribution date, multiplied by (b) the per Common Share amount of such cash distribution; provided, however, that the Company shall not be required to pay such distributions (and the Participant shall have no right to such distributions) with respect to any unvested Deferred Units if the Participant has provided or received notice of pending termination of Employment on or prior to such distribution date.

7. Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make certain substitutions or adjustments to any Retention Units or Deferred Units subject to this Award Agreement pursuant to Section 9 of the Plan.

8. No Right to Continued Employment. The granting of the Deferred Units evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

9. No Rights of a Holder of Common Shares. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Common Shares until such Common Shares have been issued or transferred to the Participant.

10. Restrictions. Any Common Shares issued or transferred to the Participant pursuant to Section 4 of this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Common Shares are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be entered into the books and records of the Company to make appropriate reference to such restrictions.

11. Transferability. Unless otherwise determined or approved by the Administrator, no Deferred Units or Retention Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable against the Company or any Affiliate.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including electronically) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic means, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

(a)	If to the Company, to:

Blackstone Inc.

345 Park Avenue

New York, New York, 10154

Attention: Chief Legal Officer

Fax:

(b)	If to the Participant, to the address appearing in the personnel records of the Company or any Affiliate.

13. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Award Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, including, without limitation, by reducing the number of Common Shares that would otherwise be transferred or issued pursuant to this Award Agreement. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to any vesting date or delivery date described herein to pay the applicable withholding taxes by remitting a check prior to the applicable vesting or delivery date.

14. Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York.

15. Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Deferred Units, Retention Units and Common Shares issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Nature of Grant. By accepting the Deferred Units, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of Deferred Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Units or benefits in lieu of Deferred Units, even if Deferred Units have been granted in the past;

(c) all decisions with respect to future Deferred Units or other grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the Deferred Units and the underlying Common Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) unless otherwise agreed with the Company, the Deferred Units and the underlying Common Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any affiliate of the Company;

(g) the Deferred Units and the underlying Common Shares, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, indemnification, pension or retirement or welfare benefits or similar payments, benefits or rights of any kind, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate;

(h) the future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Deferred Units resulting from the Participant’s termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or otherwise rendering services, or the terms of his or her employment or service agreement, if any); and

(j) for purposes of the Deferred Units, the Participant’s Employment will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of his or her employment or service agreement, if any) as of the date that is the earlier of (i) the date he or she is no longer actively providing services to the Company or an Affiliate or (ii) the date he or she receives notice of termination of Employment from the Company or Affiliate, and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Deferred Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or otherwise rendering services, or the terms of his or her employment or service agreement, if any). The Administrator will have exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Deferred Units.

17. Non-U.S. and Country Specific Provisions. If the Participant resides in a country outside the United States or its territories, or is otherwise subject to the laws of a country other than the United States, the Deferred Units and any underlying Common Shares acquired under the Plan shall be subject to the additional terms and conditions set forth in Appendix A and to the terms and conditions set forth in Appendix B for the Participant’s country, if any. Moreover, if the Participant relocates outside the United States or its territories, the terms and conditions set forth in Appendices A and B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

18. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Common Shares. The Participant should consult with his or her own tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

19. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of this Award Agreement.

21. Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the Deferred Units granted hereunder (including, without limitation, the vesting and delivery schedules described herein), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Company or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Company or any of its Affiliates.

22. Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Common Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary or advisable for legal or administrative reasons or to preserve the intended deferral of income recognition with respect to the Deferred Units and Retention Units until the issuance or transfer of Common Shares hereunder.

23. Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. Electronic delivery of a document to the Participant may be via a Company e-mail system, an online or electronic system established and maintained by a third party administrator of the Plan, or by reference to a location on a Company intranet site to which the Participant has access. The Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications), in connection with this and any other prior or future incentive award or program offered by the Company and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

BLACKSTONE INC.

Name:

THE PARTICIPANT[1]

Name:

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute Participant’s signature hereof.

APPENDIX A

TO

BLACKSTONE INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

BX EQUITY AWARD

DEFERRED UNIT AGREEMENT

ADDITIONAL TERMS AND CONDITIONS

FOR PARTICIPANTS OUTSIDE THE UNITED STATES

A-1

APPENDIX B

TO

BLACKSTONE INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

BX EQUITY AWARD

DEFERRED UNIT AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

B-1